Exhibit 2.2

FIRST AMENDMENT TO

THE RESTRUCTURING AGREEMENT

THIS FIRST AMENDMENT TO THE RESTRUCTURING AGREEMENT (“First Amendment”) is made this 20th day of January 2004, and amends the Restructuring Agreement dated as of December 10, 2003 (“Restructuring Agreement”) by and among M&C International, a Nevada corporation, FDFS Holdings, LLC, a Delaware limited liability company, First Data Corporation, a Delaware corporation, Karim Maskatiya, Robert Cucinotta, and Global Cash Access, L.L.C., a Delaware limited liability company.

1. Section 7.1(e) of the Restructuring Agreement is hereby amended to replace each reference therein to the date “February 15, 2004” with the date “March 10, 2004”.

IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FDFS HOLDINGS, LLC		FIRST DATA CORPORATION

By:	/s/ KIMBERLY S. PATMORE	By:	/s/ KIMBERLY S. PATMORE
Name:	Kimberly S. Patmore	Name:	Kimberly S. Patmore
Title:	CFO	Title:	CFO

M&C INTERNATIONAL		GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KARIM MASKATIYA	By:	/s/ KIRK SANFORD
Name:	Karim Maskatiya	Name:	Kirk Sanford
Title:	President	Title:	CEO

KARIM MASKATIYA	ROBERT CUCINOTTA

/s/ KARIM MASKATIYA	/s/ ROBERT CUCINOTTA
Karim Maskatiya	Robert Cucinotta